 Filed Pursuant to Rule 424(b)(7)
 Registration No. 333-265084
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 19, 2022)
7,000,000 Shares
Common Stock

The selling stockholders named in this prospectus supplement are offering 7,000,000 shares of common stock of Certara, Inc. We will not receive any proceeds from the sale of our common stock by the selling stockholders.
Our common stock is listed and traded on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “CERT.” On August 11, 2022, the last reported sale price of our common stock on Nasdaq was $20.19 per share.
Investing in our common stock involves risk. See “Risk Factors” beginning on page S-11 of this prospectus supplement and in the reports we file with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference in this prospectus supplement or the accompanying prospectus, to read about factors you should consider before buying shares of our common stock.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
	Per Share	Total
Public offering price	$17.75	$124,250,000
Underwriting discount	$0.37	$2,590,000
Proceeds, before expenses, to the selling stockholders(1)	$17.38	$121,660,000

(1)
See “Underwriting” for additional information regarding underwriting compensation.

The selling stockholders have granted the underwriter a 30-day option to purchase up to an additional 1,050,000 shares of common stock at the public offering price less the underwriting discount.
The underwriter expects to deliver the shares against payment in New York, New York on or about August 16, 2022.

Morgan Stanley
Prospectus Supplement dated August 11, 2022.

Prospectus Supplement
Prospectus
You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus we may authorize to be delivered or made available to you. Neither we nor the selling stockholders or the underwriter have authorized anyone to provide you with information or to make any representations different from those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us or on our behalf. Neither we nor the selling stockholders or the underwriter take any responsibility for, or can provide any assurance as to the reliability of, any other information other than the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us or on our behalf. This prospectus supplement and the accompanying prospectus or any applicable free writing prospectus is an offer to sell only the shares offered hereby, but only

S-i

under circumstances where it is lawful to do so. The selling stockholders and the underwriter are not offering to sell shares in any jurisdiction where an offer or sale is not permitted. The information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us or on our behalf is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any applicable free writing prospectus prepared by us or on our behalf or any sale of shares of our common stock.
For investors outside of the United States, neither us, the selling stockholders nor the underwriter have done anything that would permit this offering, possession or distribution of this prospectus supplement and the accompanying prospectus or any applicable free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering of the shares of common stock, possession or the distribution of this prospectus supplement and the accompanying prospectus or any applicable free writing prospectus outside the United States.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT
This document has two parts, a prospectus supplement and an accompanying prospectus dated May 19, 2022. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC, utilizing the SEC’s “shelf” registration process. The prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of shares of our common stock, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. Generally, when we refer to this document, we are referring to both parts of this document combined. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information contained in this prospectus supplement differs or varies from the information contained in a document we have incorporated by reference, you should rely on the information in the more recent document.
Before you invest in our common stock, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference herein that are described under the heading “Incorporation by Reference.”
The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Neither the selling stockholders nor the underwriter are making an offer of the common stock in any jurisdiction where the offer is not permitted. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the common stock. None of us, the selling stockholders or the underwriter are making any representation to you regarding the legality of an investment in the common stock by you under applicable investment or similar laws.
TRADEMARKS AND SERVICE MARKS
The Certara design logo, “Certara,” and our other registered or common law trademarks, service marks or trade names contained herein or incorporated by reference are our property. Solely for convenience, we may refer to trademarks, tradenames, and service marks in this prospectus supplement and in the information incorporated by reference without the ®, TM, and SM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, tradenames, and service marks. This prospectus supplement contains additional trademarks, tradenames, and service marks of other companies that are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply relationships with, or endorsement or sponsorship of us by, these other companies.
INDUSTRY AND MARKET DATA
Market data used throughout this prospectus supplement and in the information incorporated by reference is based on management’s knowledge of the industry and the good faith estimates of management. All of management’s estimates presented and incorporated by reference herein are based on industry sources, including analyst reports and management’s knowledge. We also relied, to the extent available, upon management’s review of independent industry surveys and publications prepared by a number of sources and other publicly available information. We are responsible for all of the disclosure in this prospectus supplement and the information incorporated by reference herein and while we believe that each of the publications, studies and surveys used throughout this prospectus supplement and the information

S-iii

incorporated by reference are prepared by reputable sources and are generally reliable, we have not independently verified market and industry data from third-party sources. All of the market data used in this prospectus supplement and the information incorporated by reference involves a number of assumptions and limitations and therefore is inherently uncertain and imprecise, and you are cautioned not to give undue weight to such estimates. Projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus supplement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (our “Annual Report”). These and other factors could cause results to differ materially from those expressed in our estimates and beliefs and in the estimates prepared by independent parties.
BASIS OF PRESENTATION
Unless otherwise indicated or the context otherwise requires, financial data in this prospectus supplement reflects the business and operations of Certara, Inc. and its consolidated subsidiaries. Unless the context otherwise requires, all references herein to “Certara,” the “company,” “we,” “our” or “us” refer to Certara, Inc. and its consolidated subsidiaries.
Amounts in this prospectus supplement and the consolidated financial statements included in this prospectus supplement are presented in U.S. dollars rounded to the nearest million, unless otherwise noted. Certain amounts presented in tables are subject to rounding adjustments and, as a result, the totals in such tables may not sum. The accounting policies set out in the audited consolidated financial statements contained elsewhere in this prospectus supplement have been consistently applied to all periods presented.
NON-GAAP FINANCIAL MEASURES
This prospectus supplement contains, or incorporates by reference, “non-GAAP financial measures” that are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Specifically, we make use of the following non-GAAP financial measures: Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings Per Share.
Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings Per Share have been presented in this prospectus supplement as supplemental financial measures that are not required by, or presented in accordance with GAAP, because we believe they assist investors and analysts in comparing our results across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management regularly uses these measures as tools in evaluating our operating performance, financial performance and liquidity, as applicable, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure and capital investments. Management uses Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings Per Share to supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. In addition, we believe that Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings Per Share are frequently used by investors and other interested parties in the evaluation of issuers, many of which also present Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings Per Share when reporting their results in an effort to facilitate an understanding of their operating and financial results and liquidity, as applicable. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.
Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings Per Share are provided in addition to, and should not be considered as alternatives to, net income (loss) or any other performance measure derived in accordance with GAAP. Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings Per Share have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing our results as reported under GAAP. In addition, because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

S-iv

Additionally, these measures are not intended to be a measure of cash available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements.
For a discussion of the use of these measures and a reconciliation of the most directly comparable GAAP measures, see “Prospectus Supplement Summary — Summary Historical Consolidated Financial and Other Data.”

S-v

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. Before you decide to invest in shares of our common stock, you should carefully read this entire prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, including any free writing prospectus prepared by us or on our behalf, including the sections entitled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” included in this prospectus supplement and the accompanying prospectus, the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and related notes thereto in our Annual Report, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited condensed consolidated financial statements and related notes thereto in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.
Our Company
We accelerate medicines to patients using biosimulation software, technology, and services to transform traditional drug discovery and development.
Biosimulation is a powerful technology used to conduct virtual trials using virtual patients to predict how drugs behave in different individuals. Biopharmaceutical companies use our proprietary biosimulation software throughout drug discovery and development to inform critical decisions that not only save significant time and money but also advance drug safety and efficacy, improving millions of lives each year.
As a global leader in biosimulation based on 2021 revenue, we provide an integrated, end-to-end platform used by more than 2,000 clients including biopharmaceutical companies, regulatory agencies and academic institutions across 62 countries, including 38 of the top 40 biopharmaceutical companies by research and development (“R&D”) spend in 2020. Since 2014, customers who use our biosimulation software and technology-driven services have received 90% of all new drug approvals by the U.S. Food and Drug Administration (“FDA”). Moreover, 17 global regulatory authorities license our biosimulation software to independently analyze, verify, and review regulatory submissions, including the FDA, Health Canada, Japan’s Pharmaceuticals and Medical Devices Agency (“PMDA”), and China’s National Medical Products Administration. Demand for our offerings continues to expand rapidly.
While traditional drug development has led to meaningful therapies, such as vaccines and chemotherapy, many patients still wait for life-saving medicines, which can take more than 10 years and $2 billion to bring to market. Change is necessary to continue delivering remarkable gains in human health at an accelerated pace. We believe that biosimulation enables this change.
We build our biosimulation technology on first principles of biology, chemistry, and pharmacology with proprietary mathematical algorithms that model how medicines and diseases behave in the body. For over two decades, we have honed and validated our biosimulation technology with an abundance of data from scientific literature, lab research, and preclinical and clinical studies. In turn, our customers use biosimulation to conduct virtual trials to answer critical questions, such as: What will be the human response to a drug based on preclinical data? How will other drugs interfere with this new drug? What is a safe and efficacious dose for children, the elderly, or patients with pre-existing conditions? Virtual trials may be used to optimize dosing on populations that are otherwise difficult to study for ethical or logistical reasons, such as infants, pregnant women, the elderly, and cancer patients.
The benefits of biosimulation are significant. One of our customers, a top ten global biopharmaceutical company by R&D spend, estimated that they saved more than half a billion dollars over three years using biosimulation to inform key decisions. Biosimulation can reduce the size of and cost of human trials, the most expensive and time-consuming part of drug development, and in some cases, eliminate certain human trials completely. An analysis published on Applied Clinical Trials Online, to which we contributed, estimated that $1 billion was saved in clinical trial costs using biosimulation for a cancer drug due to consistently shorter completion times in the later phase clinical trials.

We develop and apply our biosimulation technology throughout drug discovery and development with what we believe to be the largest and best team of scientists with deep expertise in biosimulation. Our scientists are recognized key opinion leaders who are at the forefront of the science and technology underpinning the rapidly emerging biosimulation field. We have collaborated on more than 5,000 customer projects in the past decade in therapeutic areas ranging from cancer and hematology to diabetes and hundreds of rare diseases. Over the past year, we have worked on more than 35 programs on vaccines and therapeutics to combat COVID-19.
Biosimulation results need to be incorporated into regulatory documents for compelling submissions. Accordingly, we provide regulatory science solutions and integrate them with biosimulation, so that our customers can navigate the complex and evolving regulatory landscape and maximize their chances of approval. Our differentiated regulatory services are powered by submissions management software and natural language processing for scalability and speed, allowing us to deliver more than 250 regulatory submissions over the past four years. Our team of regulatory professionals has extensive experience applying industry guidelines and global regulatory requirements. In addition, in October 2021, we completed the acquisition of Pinnacle 21, LLC (“Pinnacle”), which develops advanced software for standards-based data management for regulatory submission. Pinnacle enhances our software offerings in data management and the regulatory drug approval process that accelerates the speed and efficiency of developing and bringing drugs to market. Pinnacle’s products are used by the FDA and Japan’s PMDA to review the quality of submissions.
The final hurdle to delivering medicines to patients is market access, defined as strategies, processes, and activities to ensure that therapies are available to patients at the right price. We believe that biosimulation and market access will continue to be increasingly intertwined as health systems and countries move toward outcomes-based pricing. We have expanded into market access solutions, which help our customers understand the real-world impact of therapies and dosing regimens earlier in the process and effectively communicate this to payors and health authorities. Our solutions are underpinned by software as a service-based value communication tools.
We have a proven track record of steady growth, driven by higher adoption of biosimulation, expansion of our technology portfolio, strategic acquisitions, and cross-selling of biosimulation, regulatory science, and market access solutions across our end-to-end platform:
•
From 2020 to 2021, our revenue increased by 17% from $243.5 million to $286.1 million.

•
The number of customers with Annual Customer Value of $100,000 or more in revenue increased from 261 in 2020 to 299 in 2021.

We believe that biosimulation is at an inflection point, driven by increasing global regulatory adoption and advancements in technology. We believe we are well-positioned to capture the significant market opportunity ahead of us. Our growth strategy is to build out the depth and breadth of our scalable, end-to-end biopharmaceutical platform to advance all stages of the continuum, from discovery and development to regulatory submission and market access. We continue to innovate and introduce new functionality and uses of biosimulation and technology-enabled solutions. We increasingly integrate the science and data we obtain across this end-to-end platform to inform critical decisions. We further reduce the cost and time of human trials to materially accelerate the speed of development and availability of therapies to patients worldwide. As exciting, new research areas arise, we attract and hire specialized talent and acquire businesses to expand our offerings to address these market opportunities.
With continued innovation in and adoption of our biosimulation software, technology, and services, we believe more biopharmaceutical companies worldwide will leverage more of our end-to-end platform to reduce cost, accelerate speed to market, and ensure safety and efficacy of medicines for all patients.
For a description of our business, financial condition, results of operations and other important information regarding Certara, we refer you to our filings with the SEC incorporated by reference in this prospectus supplement. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”
Certara, Inc. was incorporated in Delaware on June 27, 2017. Our principal executive offices are located at 100 Overlook Center, Suite 101, Princeton, New Jersey 08540. Our telephone number is

(609) 716-7900. Our website address is www.certara.com. Information contained in, or that can be accessed through, our website does not constitute part of this prospectus supplement, and inclusion of our website address in this prospectus supplement and the information incorporated by reference is intended to be an inactive textual reference only.

The Offering
Common stock offered by the selling stockholders
7,000,000 shares.
Common stock outstanding
159,899,098 shares (as of August 9, 2022).
Option to purchase additional shares of common stock from the selling stockholders
The selling stockholders have granted the underwriter a 30-day option from the date of this prospectus supplement to purchase up to an additional 1,050,000 shares of our common stock at the public offering price less the underwriting discount.
Use of proceeds
We will not receive any proceeds from the sale of shares being sold in this offering. The selling stockholders will receive all of the net proceeds and bear the underwriting discount from the sale of our common stock pursuant to this prospectus supplement. See “Use of Proceeds” and “Selling Stockholders.”
Risk factors
You should carefully read and consider the information set forth under “Risk Factors” herein, in the accompanying prospectus and in the documents incorporated by reference herein, including our Annual Report, before deciding to invest in our common stock.
Dividend policy
We currently do not intend to declare any dividends on our common stock in the foreseeable future. Our ability to pay dividends on our common stock is limited by the covenants of our credit agreement governing our credit facilities.
Nasdaq symbol
“CERT”
The number of shares of our common stock to be outstanding after this offering is based on 159,899,098 shares of our common stock outstanding as of August 9, 2022, and does not reflect:
•
2,339,970 shares of common stock underlying restricted stock units outstanding;

•
706,266 shares of common stock underlying performance stock units outstanding;

•
19,540,555 shares of common stock available for future issuance under the Certara, Inc. 2020 Incentive Plan (the “2020 Incentive Plan”); and

•
1,700,000 shares of common stock available for future issuance under the Certara, Inc. 2020 Employee Stock Purchase Plan (the “2020 Employee Stock Purchase Plan”).

Unless we specifically state otherwise, this prospectus supplement reflects and assumes no exercise by the underwriter of its option to purchase additional shares from the selling stockholders.

Summary Historical Consolidated Financial and Other Data
Set forth below is our summary historical consolidated financial and other data as of the dates and for the periods indicated. The summary historical financial data for the years ended December 31, 2021, December 31, 2020 and December 31, 2019 have been derived from our audited consolidated financial statements and related notes thereto incorporated by reference in this prospectus supplement. The summary historical financial data as of June 30, 2022 and for the six months ended June 30, 2022 and June 30, 2021 have been derived from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement. The unaudited consolidated financial statements were prepared on a basis consistent with the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the financial information. The results of operations for any period are not necessarily indicative of the results to be expected for any future period. The results for any interim period are not necessarily indicative of the results that may be expected for the full year.
The summary historical consolidated financial and other data should be read in conjunction with, and are qualified by reference to, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes thereto in the Annual Report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements and related notes thereto in our Quarterly Report, each of which is incorporated by reference in this prospectus supplement.
	Fiscal Year Ended			Six Months Ended
	December 31, 2021	December 31, 2020	December 31, 2019	June 30, 2022	June 30, 2021
	(in thousands)
Statement of operations and comprehensive loss data:
Revenues	$286,104	$243,530	$208,511	$164,311	$136,814
Cost of revenues	111,616	100,765	79,770	67,983	53,558
Operating expenses:
Sales and marketing	20,141	19,202	10,732	13,232	8,341
Research and development	20,379	19,644	11,633	15,289	9,332
General and administrative	79,539	88,482	47,926	36,117	34,596
Intangible asset amortization	38,715	37,414	36,241	20,504	18,935
Depreciation and amortization expense	2,135	2,443	2,596	904	1,154
Total operating expenses	160,909	167,185	109,128	86,046	72,358
(Loss) income from operations	13,579	(24,420)	19,613	10,282	10,898
Other income (expenses):
Interest expense	(16,837)	(25,296)	(28,004)	(7,107)	(10,260)
Miscellaneous, net	(117)	(456)	(760)	3,362	(463)
Total other (expenses)	(16,954)	(25,761)	(28,764)	(3,745)	(10,723)
(Loss) income before income taxes	(3,375)	(50,181)	(9,151)	6,537	175
(Benefit) provision of income taxes	9,891	(784)	(225)	4,916	1,980
Net (loss) income	$(13,266)	$(49,397)	$(8,926)	$1,621	(1,805)
Other comprehensive (loss) income:
Foreign currency translation adjustment	(5,154)	5,045	433	(10,704)	(1,243)
Change in fair value of interest rate swap, net of tax	547	(1,135)	(4,283)	912	477

	Fiscal Year Ended			Six Months Ended
	December 31, 2021	December 31, 2020	December 31, 2019	June 30, 2022	June 30, 2021
	(in thousands)
Reclassification of fair value of interest rate swap, net of tax	2,268	—	—	—	2,268
Total other comprehensive (loss) income	(2,339)	3,910	(3,850)	(9,792)	1,502
Comprehensive (loss) income	$(15,605)	$(45,487)	$(12,776)	$(8,171)	$(303)

	Fiscal Year Ended			Six Months Ended
	December 31, 2021	December 31, 2020	December 31, 2019	June 30, 2022	June 30, 2021
Per share data:
Net (loss) income per share attributable to common stockholders:
Basic	$(0.09)	$(0.37)	$(0.07)	$0.01	$(0.01)
Diluted	$(0.09)	$(0.37)	$(0.07)	$0.01	$(0.01)
Weighted average common shares outstanding:
Basic	149,842,668	133,247,212	132,407,786	156,209,335	147,323,724
Diluted	149,842,668	133,247,212	132,407,786	159,293,362	147,323,724
	Fiscal Year Ended			Six Months Ended
	December 31, 2021	December 31, 2020	December 31, 2019	June 30, 2022	June 30, 2021
	(in thousands)
Cash flow data:
Net cash provided by (used in):
Operating activities	$60,388	$44,810	$38,025	$33,062	$19,556
Investing activities	(269,922)	(8,612)	(9,517)	(11,914)	(17,999)
Financing activities	123,391	208,214	(8,489)	(5,051)	(5,165)
Cash paid for interest	$14,169	$27,607	$26,428	$7,468	$7,114
Cash paid for income taxes	8,595	12,278	4,109	5,558	4,420
Non-GAAP Metrics:
Adjusted EBITDA(1)	$103,713	$87,877	$68,411	$55,609	$49,405
Adjusted Net Income (Loss)(1)	25,794	19,275	(2,677)	31,546	26,251
Adjusted Diluted Earnings Per Share(1)	0.17	0.15	(0.01)	0.20	0.17
	As of December 31, 2021	As of June 30, 2022
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$185,797	$194,755
Total assets	1,511,730	1,501,749
Total liabilities	469,881	453,368
Total stockholders’ equity	1,041,849	1,048,381

(1)
Management uses various financial metrics, including total revenues, income from operations, net income, and certain metrics that are not required by, or presented in accordance with, GAAP, such as Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted Earnings Per Share, to measure and assess the performance of our business, to evaluate the effectiveness of our business strategies, to make budgeting decisions, to make certain compensation decisions, and to compare our performance against that of other peer companies using similar measures. We believe that presentation of the GAAP and the non-GAAP metrics in this filing will aid investors in understanding our business.

Management measures operating performance based on Adjusted EBITDA defined for a particular period as net income (loss) excluding interest expense, provision (benefit) for income taxes, depreciation and amortization expense, intangible asset amortization, equity-based compensation expense, acquisition and integration expense, and other items not indicative of our ongoing operating performance. Management also measures operating performance based on Adjusted Net Income defined for a particular period as net income (loss) excluding, equity-based compensation expense, acquisition and integration expense, and other items not indicative of our ongoing operating performance. Further, management measures operating performance based on Adjusted Diluted Earnings Per Share defined for a particular period as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.
We believe Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted Earnings Per Share are helpful to investors, analysts, and other interested parties because they can assist in providing a more consistent and comparable overview of our operations across our historical periods. In addition, these measures are frequently used by analysts, investors, and other interested parties to evaluate and assess performance.
Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted Earnings Per Share are non-GAAP measures and are presented for supplemental purposes only and should not be considered as an alternative or substitute to financial information presented in accordance with GAAP. Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings Per Share have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations that are necessary to run our business. Other companies, including other companies in our industry, may not use these measures and may calculate both differently than as presented, limiting the usefulness as a comparative measure.
The following table reconciles net income (loss) to Adjusted EBITDA.
	Fiscal Year Ended			Six Months Ended
	December 31, 2021	December 31, 2020	December 31, 2019	June 30, 2022	June 30, 2021
	(in thousands)
Adjusted EBITDA:
Net (loss) income(a)	$(13,266)	$(49,397)	$(8,926)	$1,621	$(1,805)
Interest expense(a)	16,837	25,296	28,004	7,107	10,260
Interest income(a)	(271)	(44)	(9)	(25)	(171)
(Benefit from) provision for income taxes(a)	9,891	(784)	(225)	4,916	1,980
Depreciation and amortization expense(a)	2,135	2,443	2,596	904	1,154
Intangible asset amortization(a)	42,980	40,310	38,964	25,161	20,227
Currency (gain) loss(a)	(175)	715	431	(3,263)	356
Equity-based compensation expense(b)	29,483	64,507	1,691	17,014	12,681
Acquisition-related expenses(c)	11,241	1,456	2,471	1,078	2,152
Integration expense(d)	31	78	546	—	—
Transaction related expenses(e)	2,754	1,908	—	128	1,622
Severance expense(f)	60	557	2,057	—	—

	Fiscal Year Ended			Six Months Ended
	December 31, 2021	December 31, 2020	December 31, 2019	June 30, 2022	June 30, 2021
	(in thousands)
Reorganization expense(g)	—	525	222	—	—
Loss on disposal of fixed assets(h)	351	19	113	7	282
Executive recruiting expense(i)	733	288	476	—	327
First-year Sarbanes-Oxley implementation costs(j)	929	—	—	961	340
Adjusted EBITDA	$103,713	$87,877	$68,411	$55,609	$49,405

The following table reconciles net income (loss) to Adjusted Net Income (Loss).
	Fiscal Year Ended			Six Months Ended
	December 31, 2021	December 31, 2020	December 31, 2019	June 30, 2022	June 30, 2021
	(in thousands)
Adjusted Net Income (Loss):
Net (loss) income	$(13,266)	$(49,397)	$(8,926)	$1,621	$(1,805)
Currency (gain) loss(a)	(175)	715	431	(3,263)	356
Equity-based compensation expense(b)	29,483	64,507	1,691	17,014	12,681
Amortization of acquisition-related intangible assets(m)	—	—	—	21,979	16,903
Acquisition-related expenses(c)	11,241	1,456	2,471	1,078	2,152
Integration expense(d)	31	78	546	—	—
Transaction related expenses(e)	2,754	1,908	—	128	1,622
Severance expense(f)	60	557	2,057	—	—
Reorganization expense(g)	—	525	222	—	—
Loss on disposal of fixed assets(h)	351	19	113	7	282
Executive recruiting expense(i)	733	288	476	—	327
First-year Sarbanes-Oxley implementation costs(j)	929	—	—	961	340
Income tax expense impact of adjustments(k)	(6,347)	(1,381)	(1,758)	(7,979)	(6,607)
Adjusted Net Income	$25,794	$19,275	$(2,677)	$31,546	$26,251

The following table reconciles diluted earnings per share to Adjusted Diluted Earnings Per Share.
	Fiscal Year Ended			Six Months Ended
	December 31, 2021	December 31, 2020	December 31, 2019	June 30, 2022	June 30, 2021
Adjusted Diluted Earnings Per Share:
Diluted earnings per share(a)	$(0.09)	$(0.37)	$(0.07)	$0.01	$(0.01)
Currency (gain) loss(a)	—	0.01	—	(0.02)	—
Equity-based compensation expense(b)	0.19	0.48	0.01	0.11	0.08
Amortization of acquisition-related intangible assets(m)	—	—	—	0.13	0.11
Acquisition-related expenses(c)	0.07	0.01	0.02	0.01	0.01
Integration expense(d)	—	—	0.01	—	—
Transaction related expenses(e)	0.02	0.01	—	—	0.02
Severance expense(f)	—	0.01	0.02	—	—
Reorganization expense(g)	—	0.01	—	—	—
Loss on disposal of fixed assets(h)	—	—	—	—	—
Executive recruiting expense(i)	0.01	—	0.01	—	—
First-year Sarbanes-Oxley implementation costs(j)	0.01	—	—	0.01	—
Income tax expense impact of adjustments(k)	(0.04)	(0.01)	(0.01)	(0.05)	(0.04)
Adjusted Diluted Earnings Per Share	$0.17	$0.15	$(0.01)	$0.20	$0.17
Basic weighted average common shares outstanding	149,842,668	133,247,212	132,407,786	156,209,335	147,323,724
Effect of potentially dilutive shares outstanding(l)	4,401,021	229,383	—	3,084,027	4,952,002
Diluted weighted average common shares outstanding	154,243,689	133,476,595	132,407,786	159,293,362	152,275,726

(a)
Represents amounts as determined under GAAP.

(b)
Represents expense related to equity-based compensation. Equity-based compensation has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy.

(c)
Represents costs associated with mergers and acquisitions and any retention bonuses pursuant to the acquisitions.

(d)
Represents integration costs related to post-acquisition integration activities.

(e)
Represents costs associated with our public offerings that are not capitalized.

(f)
Represents charges for severance provided to former executives and non-executives.

(g)
Represents expense related to reorganization, including legal entity reorganization.

(h)
Represents the gain/loss related to disposal of fixed assets.

(i)
Represents recruiting and relocation expenses related to hiring senior executives.

(j)
Represents the first-year Sarbanes-Oxley costs for accounting and consulting fees related to the

Company’s preparation to comply with Section 404 of the U.S. Sarbanes-Oxley Act of 2002, as amended, (“SOX”) in 2021, as well as implementing cost of ASC 842.
(k)
Represents the income tax effect of the non-GAAP adjustments calculated using the applicable statutory rate by jurisdiction.

(l)
For the fiscal years ended December 31, 2021, 2020 and 2019, represents potentially dilutive shares that were excluded from the Company’s GAAP diluted weighted average common shares outstanding because the Company had a reported net loss and therefore including these shares would have been anti-dilutive; for the six months ended June 30, 2022 and 2021, represents potentially dilutive shares that were included from the Company’s GAAP diluted weighted average common shares outstanding.

(m)
Represents amortization costs associated with acquired intangible assets in connection with business acquisitions.

RISK FACTORS
An investment in our common stock involves risk. You should carefully consider the following risks, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks and uncertainties discussed under “Prospectus Supplement Summary — Summary Historical Consolidated Financial and Other Data” contained elsewhere in this prospectus supplement, “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes thereto in our Annual Report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and our unaudited consolidated financial statements and related notes thereto in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing in our common stock. Any of the following risks could materially and adversely affect our business, financial condition, or results of operations. The selected risks described below or incorporated by reference in this prospectus supplement and the accompanying prospectus, however, are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition, or results of operations. In such a case, the trading price of our common stock could decline and you may lose all or part of your investment.
Risks Related to this Offering and Ownership of Our Common Stock
The market price of our common stock has been volatile and may continue to fluctuate substantially, which could result in substantial losses for purchasers of our common stock.
The trading price of our common stock has been and is likely to continue to be volatile. The stock market has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. Since shares of our common stock were sold in our initial public offering in December 2020 at a price of $23.00 per share, our stock price has ranged from $16.18 to $45.48 through August 11, 2022. The market price of our common stock has been highly volatile and may continue to fluctuate substantially due to a number of factors such as those listed in the section entitled “Risk Factors — Risks Related to Our Business” in our Annual Report, incorporated by reference herein, in addition to the following:
•
results of operations that vary from the expectations of securities analysts and investors;

•
results of operations that vary from those of our competitors;

•
changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•
declines in the market prices of stocks generally;

•
the current and uncertain future impact from the COVID-19 pandemic on our business, growth, reputation, prospects, financial condition, results of operations (including components of our financial results), cash flows and liquidity;

•
strategic actions by us or our competitors;

•
announcements by us or our competitors of significant contracts, new products, acquisitions, joint marketing relationships, joint ventures, other strategic relationships or capital commitments;

•
changes in general economic or market conditions or trends in our industry or markets;

•
changes in business or regulatory conditions;

•
additions or departures of key management personnel;

•
future sales of our common stock or other securities by us or our existing stockholders, or the perception of such future sales;

•
investor perceptions of the investment opportunity associated with our common stock relative to other investment alternatives;

•
the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•
announcements relating to litigation;

•
guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•
the development and sustainability of an active trading market for our stock;

•
changes in accounting principles; and

•
other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock are low.
In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.
Our quarterly operating results fluctuate and may fall short of prior periods, our projections or the expectations of securities analysts or investors, which could materially adversely affect our stock price.
Our operating results have fluctuated from quarter to quarter at points in the past, and they may do so in the future. Therefore, results of any one fiscal quarter are not a reliable indication of results to be expected for any other fiscal quarter or for any year. If we fail to increase our results over prior periods, to achieve our projected results or to meet the expectations of securities analysts or investors, our stock price may decline, and the decrease in the stock price may be disproportionate to the shortfall in our financial performance. Results may be affected by various factors, including those described in these risk factors.
We are a holding company with no operations and rely on our operating subsidiaries to provide us with funds necessary to meet our financial obligations.
We are a holding company with no material direct operations. Our principal assets are the shares of common stock of Certara Holdco, Inc. (“Certara Holdco”) that we hold indirectly through our subsidiaries. Certara Holdco, together with its subsidiaries, owns substantially all of our operating assets. As a result, we are dependent on loans, dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations. Our subsidiaries are legally distinct from us and may be prohibited or restricted from paying dividends or otherwise making funds available to us, including restrictions under the covenants of the credit agreement, dated as of July 15, 2017, among certain of our wholly owned subsidiaries, as borrowers, and the lenders thereunder, as amended (the “Credit Agreement”). If we are unable to obtain funds from our subsidiaries, we may be unable to meet our financial obligations.
We currently do not intend to declare dividends on our common stock in the foreseeable future and, as a result, your returns on your investment may depend solely on the appreciation of our common stock.
We currently do not expect to declare any dividends on our common stock in the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used to provide working capital, to support our operations and to finance the growth and development of our business. Any determination to declare or pay dividends in the future will be at the discretion of our board of directors, subject to applicable laws and dependent upon a number of factors, including our earnings, capital requirements and overall financial conditions. In addition, our ability to pay dividends on our common stock is currently limited by the covenants of our Credit Agreement and may be further restricted by the terms of any future debt or preferred securities. Accordingly, your only opportunity to achieve a return on your investment in our company may be if the market price of our common stock appreciates and you sell your shares at a profit. The market price for our common stock may never exceed, and may fall below, the price that you pay for such common stock.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.
The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business or industry. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us were to downgrade our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business or industry, the price of our stock could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.
Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our common stock to decline.
After this offering, the sale of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
In connection with this offering, we, our directors, certain of our executive officers and the selling stockholders have agreed with the underwriter, subject to certain exceptions as described in “Underwriting,” not to sell, dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of common stock during the period ending 30 days after the date of this prospectus (the “restricted period”), except with the prior written consent of the underwriter.
After this offering, the holders of an aggregate of 29,954,521 shares of our outstanding common stock immediately following this offering (assuming no exercise of the underwriter's option to purchase additional shares), will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or our stockholders. Registration of these shares under the Securities Act of 1933, as amended (the “Securities Act”) would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares held by our affiliates as defined in Rule 144 under the Securities Act.
As restrictions on resale end or if these stockholders exercise their registration rights, the market price of our shares of common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.
In addition, the shares of our common stock reserved for future issuance under our 2020 Incentive Plan or our 2020 Employee Stock Purchase Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and Rule 144 under the Securities Act, as applicable. A total of 19,540,555 and 1,700,000 shares of common stock have been reserved for future issuance under our 2020 Incentive Plan and our 2020 Employee Stock Purchase Plan, respectively.
In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.
Provisions in our organizational documents could delay or prevent a change of control.
Certain provisions of our amended and restated certificate of incorporation, amended and restated bylaws and stockholders agreement may have the effect of delaying or preventing a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider to be in its best interest, including attempts that might result in a premium over the market price of our common stock.

These provisions provide for, among other things:
•
the division of our board of directors into three classes, as nearly equal in size as possible, with directors in each class serving three-year terms and with terms of the directors of only one class expiring in any given year;

•
that directors may only be removed for cause, and only by the affirmative vote of the holders of at least two-thirds in voting power of all the then-outstanding shares of stock entitled to vote thereon, voting together as a single class;

•
the ability of our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could have the effect of impeding the success of an attempt to acquire us or otherwise effect a change of control;

•
advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at stockholder meetings;

•
the right of those certain investment funds of EQT AB and certain of its affiliates (“EQT”) to nominate to our board of directors a number of nominees equal to (i) the total number of directors comprising our board of directors at such time, multiplied by (ii) the percentage of our outstanding common stock held from time to time by EQT and such affiliates and the obligation of certain of our other pre-IPO stockholders to support such nominees;

•
that special stockholder meetings may be called only by or at the direction of our board of directors or the chairman of our board of directors, which provision may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our Company; and

•
that certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws pertaining to amendments, our board of directors, limitation of director liability, stockholder consents, annual and special stockholder meetings, competition and corporate opportunities and business combinations, may be amended only by the affirmative vote of the holders of at least two-thirds in voting power of all the then-outstanding shares of our stock entitled to vote thereon, voting together as a single class, which limitation may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our Company.

These provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares.
EQT will continue to hold a significant percentage of our outstanding common stock after this offering and their interests may be different than the interests of other holders of our common stock.
Upon the completion of this offering, EQT will own approximately 18.7% of our outstanding common stock, or approximately 18.2% if the underwriter exercises in full its option to purchase additional shares. As a result, EQT will be able to control or influence actions to be taken by us, including future issuances of our common stock or other securities, the payment of dividends, if any, on our common stock, amendments to our organizational documents and the approval of significant corporate transactions, including mergers, sales of substantially all of our assets, distributions of our assets, the incurrence of indebtedness and any incurrence of liens on our assets.
The interests of EQT may be materially different than the interests of our other stakeholders. In addition, EQT may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to you. For example, EQT may cause us to take actions or pursue strategies that could impact our ability to make payments under our Credit Agreement or cause a change of control. In addition, to the extent permitted by our Credit Agreement, EQT may cause us to pay dividends rather than make capital expenditures or repay debt. EQT is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our amended and restated certificate of incorporation provides that none of EQT, any of their respective affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. EQT also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.
So long as EQT continues to own a significant amount of our outstanding common stock, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control our decisions and, so long as EQT continues to own shares of our outstanding common stock, EQT will have the ability to nominate individuals to our board of directors pursuant to the stockholders agreement. See “Certain Relationships and Related Party Transactions — Stockholders Agreement” for additional information. In addition, EQT will be able to determine the outcome of all matters requiring stockholder approval and will be able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of common stock as part of a sale of our company and ultimately might affect the market price of our common stock.
Failure to comply with requirements to design, implement and maintain effective internal controls could have a material adverse effect on our business and stock price.
As a privately-held company, we were not required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of SOX (“Section 404”). As a public company, we have significant requirements for enhanced financial reporting and internal controls. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements and harm our results of operations. In addition, we are required, pursuant to Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in our annual report for the year ending December 31, 2021. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business.
In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by SOX for compliance with the requirements of Section 404. In addition, we may encounter problems or delays in completing the remediation of any deficiencies identified by our independent registered public accounting firm in connection with the issuance of their attestation report.
Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. A material weakness in internal controls could result in our failure to detect a material misstatement of our annual or quarterly consolidated financial statements or disclosures. We may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. If we are unable to conclude that we have effective internal controls over financial reporting, investors could lose confidence in our reported financial information, which could have a material adverse effect on the trading price of our common stock.
Our amended and restated certificate of incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States will be the sole and exclusive forums for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our current and former directors, officers, employees or stockholders.
Our amended and restated certificate of incorporation provides, subject to limited exceptions, that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of

Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our company, (ii) action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of our company to the Company or our stockholders, (iii) action asserting a claim against the Company or any current or former director, officer, employee or stockholder of the Company arising pursuant to any provision of the General Corporation Law of the State of Delaware, or our amended and restated certificate of incorporation or our amended and restated bylaws (as either might be amended from time to time) or (iv) action asserting a claim governed by the internal affairs doctrine of the State of Delaware. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. Although our amended and restated certificate of incorporation contains the exclusive forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.
These choice of forum provisions may limit a stockholder’s ability to bring a claim in a different judicial forum, including one that it may find favorable or convenient for disputes with us or any of our directors, officers or other employees which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provisions that are contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
Our board of directors is authorized to issue and designate shares of our preferred stock in additional series without stockholder approval.
Our amended and restated certificate of incorporation authorizes our board of directors, without the approval of our stockholders, to issue 50,000,000 shares of our preferred stock, subject to limitations prescribed by applicable law, rules and regulations and the provisions of our amended and restated certificate of incorporation, as shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The powers, preferences and rights of these additional series of preferred stock may be senior to or on parity with our common stock, which may reduce its value.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus and the documents we incorporate by reference herein and therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical facts included in, or incorporated by reference in, this prospectus, including statements concerning our plans, objectives, goals, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, business trends and other information, may be forward-looking statements.
Words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates,” and variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not historical facts, or guarantees of future performance and are based upon our current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control. Our expectations, beliefs, and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.
There are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in, or incorporated by reference in, this prospectus. Such risks, uncertainties and other important factors that could cause actual results to differ include, among others, the risks, uncertainties and factors set forth under the sections entitled “Risk Factors” in our Annual Report, which is incorporated by reference herein, as such risk factors may be updated from time to time in our periodic filings with the SEC, and are accessible on the SEC’s website at www.sec.gov, and also include the following:
•
our ability to compete within our market;

•
any deceleration in, or resistance to, the acceptance of model-informed biopharmaceutical discovery;

•
changes or delays in government regulation relating to the biopharmaceutical industry;

•
increasing competition, regulation and other cost pressures within the pharmaceutical and biotechnology industries;

•
trends in R&D spending, the use of third parties by biopharmaceutical companies and a shift toward more R&D occurring at smaller biotechnology companies;

•
our ability to successfully enter new markets, increase our customer base and expand our relationships with existing customers;

•
our ability to retain key personnel or recruit additional qualified personnel;

•
consolidation within the biopharmaceutical industry;

•
reduction in the use of our products by academic institutions;

•
pricing pressures due to increased customer utilization of our products;

•
the occurrence of natural disasters and epidemic diseases, including the ongoing COVID-19 pandemic, which may result in delays or cancellations of customer contracts or decreased utilization by our employees;

•
any delays or defects in our release of new or enhanced software or other biosimulation tools;

•
failure of our existing customers to renew their software licenses or any delays or terminations of contracts or reductions in scope of work by our existing customers;

•
our ability to accurately estimate costs associated with our fixed-fee contracts;

•
risks related to our contracts with government customers, including the ability of third parties to challenge our receipt of such contracts;

•
our ability to sustain recent growth rates;

•
any future acquisitions and our ability to successfully integrate such acquisitions;

•
the accuracy of our addressable market estimates;

•
the length and unpredictability of our software and service sales cycles;

•
our ability to successfully operate a global business;

•
our ability to comply with applicable anti-corruption, trade compliance and economic sanctions laws and regulations;

•
risks related to litigation against us;

•
the adequacy of our insurance coverage and our ability to obtain adequate insurance coverage in the future;

•
our ability to perform our services in accordance with contractual requirements, regulatory standards and ethical considerations;

•
the loss of more than one of our major customers;

•
our future capital needs;

•
the ability or inability of our bookings to accurately predict our future revenue and our ability to realize the anticipated revenue reflected in our backlog;

•
any disruption in the operations of the third-party providers who host our software solutions or any limitations on their capacity or interference with our use;

•
our ability to reliably meet our data storage and management requirements, or the experience of any failures or interruptions in the delivery of our services over the internet;

•
our ability to comply with the terms of any licenses governing our use of third-party open source software utilized in our software solutions;

•
any breach of our security measures or unauthorized access to customer data;

•
our ability to comply with applicable privacy and data security laws;

•
our ability to adequately enforce or defend our ownership and use of our intellectual property and other proprietary rights;

•
any allegations that we are infringing, misappropriating or otherwise violating a third party’s intellectual property rights;

•
our ability to meet the obligations under our current or future indebtedness as they become due and have sufficient capital to operate our business and react to changes in the economy or industry;

•
any limitations on our ability to pursue our business strategies due to restrictions under our current or future indebtedness or inability to comply with any restrictions under such indebtedness;

•
any impairment of goodwill or other intangible assets;

•
our ability to use our net operating losses and R&D tax credit carryforwards to offset future taxable income;

•
the accuracy of our estimates and judgments relating to our critical accounting policies and any changes in financial reporting standards or interpretations;

•
any inability to design, implement, and maintain effective internal controls when required by law, or inability to timely remediate internal controls that are deemed ineffective; and

•
the other factors disclosed or incorporated by reference in this prospectus supplement.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements, including factors disclosed under the section entitled “Risk Factors” in our Annual Report and Quarterly Reports and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report and Quarterly Reports. You should evaluate all forward-looking statements made in, and incorporated by reference in, this prospectus supplement in the context of these risks and uncertainties.
We caution you that the risks, uncertainties, and other factors referenced above may not contain all of the risks, uncertainties and other factors that are important to you. In addition, we cannot assure you that we will realize the results, benefits, or developments that we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our business in the way expected. All forward-looking statements contained in, and incorporated by reference in, this prospectus supplement apply only as of the date made and are expressly qualified in their entirety by the cautionary statements included in this prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

USE OF PROCEEDS
The selling stockholders will receive all of the net proceeds from the sale of shares of our common stock offered pursuant to this prospectus supplement. We are not selling any shares of common stock under this prospectus supplement and will not receive any proceeds from the sale of shares being sold in this offering. The selling stockholders will bear the underwriting discount attributable to their sale of our common stock, and we will bear the remaining expenses. See “Selling Stockholders.”

DIVIDEND POLICY
We currently do not expect to declare any dividends on our common stock in the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used to provide working capital, to support our operations, to finance the growth and development of our business and to reduce our long-term debt. Any determination to declare dividends in the future will be at the discretion of our board of directors, subject to applicable laws, and will be dependent on a number of factors, including our earnings, capital requirements and overall financial condition. In addition, because we are a holding company, our ability to pay dividends on our common stock may be limited by restrictions on our ability to obtain sufficient funds through dividends from subsidiaries, including restrictions under the covenants of our Credit Agreement, and may be further restricted by the terms of any future debt or preferred securities. See Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Indebtedness” of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, which is incorporated by reference in this prospectus supplement, for more information about our Credit Agreement.

SELLING STOCKHOLDERS
The following table and accompanying footnotes set forth information regarding the beneficial ownership of the selling stockholders, the number of shares of our common stock offered hereby by the selling stockholders and information with respect to shares to be beneficially owned by the selling stockholders after completion of this offering.
The number of shares and percentages of beneficial ownership provided in the table below are based on the beneficial ownership as of August 9, 2022 and are based on 159,899,098 shares of our common stock, par value $0.01 per share, outstanding as of August 9, 2022.
A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.
To our knowledge, unless otherwise noted in the footnotes to the table below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock.
	Shares Beneficially Owned Prior to the Offering		Shares Beneficially Owned After the Offering
			If Underwriter’s Option to Purchase Additional Shares is Not Exercised			If Underwriter’s Option to Purchase Additional Shares is Exercised in Full
Name of Beneficial Owner	Number	Percentage of Total Common Stock	Shares to be Sold in this Offering	Number	Percentage of Total Common Stock	Shares to be Sold in this Offering	Number	Percentage of Total Common Stock
			Number			Number
Selling Stockholders:
EQT Avatar Parent L.P.(1)	35,958,939	22.5%	6,004,418	29,954,521	18.7%	6,905,082	29,053,857	18.2%
Santo Holding (Deutschland) GmbH(2)	2,626,479	1.6%	438,569	2,187,910	1.4%	504,354	2,122,125	1.3%
Kirkbi Invest A/S(3)	1,339,504	*	223,670	1,115,834	*	257,221	1,082,283	*
Mason P. Slaine(4)	1,092,797	*	182,475	910,322	*	209,846	882,951	*
Monte Rosa Opportunities, SICAV-SIF(5)	901,407	*	150,517	750,890	*	173,094	728,313	*
Additional selling stockholder (1 person)	2,101	*	351	1,750	*	403	1,698	*

*
Less than one percent.

(1)
Consists of shares of common stock held directly by the EQT Investor. EQT Avatar Parent GP LLC (“Avatar Parent GP”) is the general partner of the EQT Investor. Several investment vehicles collectedly make up the fund known as “EQT VII.” EQT VII owns 100% of the membership interests in Avatar Parent GP. EQT Fund Management S.à.r.l. (“EFMS”) has exclusive responsibility for the management and control of the business and affairs of investment vehicles which constitute the majority of the total commitments to EQT VII. As such, EFMS has the power to control Avatar Parent GP’s voting and investment decisions and may be deemed to have beneficial ownership of the securities held by the EQT Investor. EFMS is overseen by a board that acts by majority approval. The individual members of such board are Joshua Stone, Adam Larsson, Nicholas Curwen, Peter Veldman and James Arrol. The registered address of the EQT Investor, Avatar Parent GP, and EFMS is 26A, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg.

(2)
The common shares of Santo Holding (Deutschland) GmbH, Germany are directly held by Santo Holding AG, Switzerland (89.60%) and ATHOS KG, Germany (10.40%). ATHOS KG holds indirectly via ATHOS Beteiligung GmbH, Germany 100% of the common shares of Santo Holding AG.

Consequently ATHOS KG has directly/indirectly 100% ownership in Santo Holding (Deutschland) GmbH. Thomas Peter Maier is Managing Director of Santo Holding (Deutschland) GmbH. Thomas Peter Maier is authorized to represent the company alone. Thomas Maier is General Partner of ATHOS KG and authorized to represent ATHOS KG alone. ATHOS KG is owned by ten individual natural persons. The individuals above 10% ownership in ATHOS KG are Dr. Andreas Strüngmann, Dr. Thomas Strüngmann, Nicole Strüngmann and Florian Strüngmann. Shareholder resolutions are generally passed with a simple majority of the votes cast. The mailing address for ATHOS KG and Santo Holding (Deutschland) GmbH is Bergfeldstraße 9, 83607 Holzkirchen — Germany.
(3)
KIRKBI Invest A/S is the investment vehicle of KIRKBI A/S. Mr. Kjeld Kirk Kristiansen has the majority of the voting rights in KIRKBI A/S and as such Mr. Kjeld Kirk Kristiansen has the power to appoint all board members and thereby indirectly control the voting and investment decisions of KIRKBI Invest A/S and he may be deemed to have beneficial ownership of the securities held by KIRKBI Invest A/S. The mailing address for the entity referenced above is Koldingvej 2, DK-7190 Billund, Denmark.

(4)
Includes 46,915 shares of unvested restricted stock, all of which are expected to vest within 60 days of August 9, 2022.

(5)
Includes 901,407 shares of our common stock held of record by Monte Rosa Opportunities, SICAV-SIF and governed by Pictet Alternative Advisors (Europe) S.A. Pictet Alternative Advisors (Europe) S.A. has the power to control Monte Rosa Opportunities, SICAV-SIF’s voting and investment decisions and may be deemed to have beneficial ownership of the 901,407 shares of our common stock held of record by Monte Rosa Opportunities, SICAV-SIF. Pictet Alternative Advisors (Europe) S.A. is exercising the voting rights and taking the investment decisions on behalf of Monte Rosa Opportunities, through its conducting officers: Mr. Michaël Durand; Mr. Sorin Sandulescu; and Mr. Christophe Fasbender. The address for each of Pictet Alternative Advisors (Europe) S.A. and Monte Rosa Opportunities SICAV-SIF is 15 Avenue J.F. Kennedy, L-1855 Luxembourg.

UNDERWRITING
Morgan Stanley & Co. LLC is acting as the underwriter for this offering. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the underwriter, the selling stockholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase from the selling stockholders, the entire number of shares of common stock offered by this prospectus supplement.
Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. However, the underwriter is not required to take or pay for the shares covered by the underwriter’s option to purchase additional shares described below.
We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.
The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by its counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officers’ certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Discounts and Concessions
The underwriter has advised us and the selling stockholders that the underwriter proposes initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.20 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.
The following table shows the per share and total public offering price, underwriting discount and proceeds before expenses to the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase up to an additional 1,050,000 shares of common stock.
		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$17.75	$124,250,000	$142,887,500
Underwriting discount	$0.37	$2,590,000	$2,978,500
Proceeds, before expenses, to the selling stockholders	$17.38	$121,660,000	$139,909,000
The expenses of the offering, not including the underwriting discount for which the selling stockholders are responsible, are estimated at $0.6 million and are payable by us. We have agreed to reimburse the underwriter for expenses relating to the clearing of this offering with the Financial Industry Regulatory Authority, Inc. in an amount up to $50,000.
Option to Purchase Additional Shares
The selling stockholders have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 1,050,000 shares from the selling stockholders at the public offering price less the underwriting discount.
No Sales of Similar Securities
In connection with this offering, we, our directors, our chief executive officer, our chief financial officer and the selling stockholders agreed that, without the prior written consent of the underwriter, we and they will not, and will not publicly disclose an intention to, during the period ending 30 days after the date of this prospectus supplement:

•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•
file publicly any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

in each case, whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person has agreed that, without the prior written consent of the underwriter, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock (other than any demand or exercise that does not result in the public filing of a registration statement by us).
The lock-up restrictions described in the immediately preceding paragraph are subject to specified exceptions, including the following:
•
the sale of shares to the underwriter;

•
the sale of shares pursuant to Rule 10b5-1 trading plans established prior to the date of this prospectus supplement;

•
the issuance by the Company of shares of common stock upon the exercise of any equity award granted under an equity plan that is disclosed in this prospectus supplement (or incorporated by reference herein) and the filing of a registration statement on Form S-8 related thereto;

•
the issuance by the Company of shares upon the exercise, conversion or exchange of the Company’s securities disclosed in this prospectus supplement;

•
the issuance by the Company of up to 5.0% of the shares of common stock outstanding immediately following this offering in connection with mergers, acquisitions or commercial or strategic transactions; provided that the recipients sign a lock-up agreement with the underwriter for the remainder of the restricted period;

•
transactions by any person other than us relating to shares of common stock or other securities acquired in this offering or in open-market transactions after the date set forth on the cover of this prospectus supplement; provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such transactions;

•
certain other transfers by any person other than us, including as bona fide gifts, by will or intestacy, to a trust for the benefit of such person or their immediate family, to immediate family members, to permitted custodians, by operation of law, to the Company upon termination of employment or for the purposes of exercising options on a “net exercise” or “cashless” basis, to such person’s affiliates or as a distribution such person’s equity holders, in connection with a bona fide third-party tender offer, in connection with a reclassification of the Company’s capital stock or to such person’s officers, partners or members in connection with such officers’, partners’ or members’ donation to certain charities; provided that, in certain cases, the transferee executes and delivers a lock-up agreement, no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection therewith and/or the such transfer or distribution does not constitute a disposition for value; or

•
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) no public announcement or filing under the Exchange Act is required or voluntarily made regarding the establishment of such plan.

The underwriter, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. Except with respect to the waiver described above, there are no existing agreements between the underwriter and any of the holders of our common stock who are party to such lock-up agreements providing consent to the sale of shares prior to the expiration of the lock-up period described above.
Price Stabilization, Short Positions and Penalty Bids
Until the distribution of the shares is completed, SEC rules may limit the underwriter and selling group members from bidding for and purchasing our common stock. However, the underwriter may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.
In connection with the offering, the underwriter may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in the offering. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriter under the option to purchase additional shares. The underwriter can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriter will consider, among other things, the open-market price of shares compared to the price available under the option to purchase additional shares. The underwriter may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriter in the open market prior to the completion of the offering.
The underwriter may also impose a penalty bid.
None of us, the selling stockholders and the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, none of us, the selling stockholders or the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Distribution
In connection with the offering, the underwriter or securities dealers may distribute prospectuses by electronic means, such as e-mail.
Other Relationships
The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financial and brokerage activities. The underwriter and its affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of their business activities, the underwriter and its respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions
Canada
The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Purchasers are advised to seek legal advice prior to any resale of the securities.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 or 3A.4, as applicable, of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
All of our directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.
Canadian purchasers of our common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.
European Economic Area
In relation to each Member State of the European Economic Area (each, an “EEA State”), no shares of common stock have been offered or will be offered pursuant to the offering to the public in that EEA State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that EEA State or, where appropriate, approved in another EEA State and notified to the competent authority in that EEA State, all in accordance with the EU Prospectus Regulation, except that offers of shares of common stock may be made to the public in that EEA State at any time under the following exemptions under the EU Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under the EU Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the EU Prospectus Regulation), subject to obtaining the prior consent of the representatives; or

(c)
in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation;

provided that no such offer of shares of common stock shall require us or any of our representatives to publish a prospectus pursuant to Article 3 of the EU Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the EU Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any EEA State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase any shares of common stock; and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).
United Kingdom
In relation to the United Kingdom, no shares have been offered or will be offered pursuant to an offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the Shares which has been approved by the Financial Conduct Authority in accordance with the UK Prospectus Regulation, except that it may make an offer to the public in the United Kingdom of any Shares at any time under the following exemptions under the UK Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(c)
in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (the “FSMA”);

provided that no such offer of the Shares shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
In the United Kingdom, the offering to the public is only addressed to, and is directed only at, “qualified investors” within the meaning of Article 2(e) of the UK Prospectus Regulation, who are also (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the FSMA (Financial Promotion) Order 2005 (the “Order”); (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Order; or (iii) persons to whom it may otherwise lawfully be communicated (all such persons being referred to as “relevant persons”). This document must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
For the purposes of this provision, the expression an “offer to the public” in relation to the Shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offering to the public and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “UK Prospectus Regulation” means the UK version of Regulation (EU) No 2017/1129 as amended by The Prospectus (Amendment etc.) (EU Exit) Regulations 2019, which is part of UK law by virtue of the European Union (Withdrawal) Act 2018.
Switzerland
This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in our shares of common stock. The shares of common stock may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the shares of common stock to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the shares of common stock constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the shares of common stock may be publicly distributed or otherwise made publicly available in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Swiss Exchange Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.
Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.
Dubai International Financial Centre
This prospectus supplement relates to an “Exempt Offer” in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The common stock to which this prospectus supplement relates may be illiquid or subject to restrictions on its resale. Prospective purchasers of the common stock offered should conduct their own due diligence on the common stock. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
Hong Kong
Shares of our common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation, or document relating to shares of our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our common stock that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder. This prospectus supplement has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus supplement and the relevant offering documents and that he is not acquiring, and has not been offered, any securities in circumstances that contravene any such restrictions.
Singapore
This prospectus supplement has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)
a trust (where the trustee is not an accredited investor) the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an accredited investor;

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our common stock pursuant to an offer made under Section 275 of the SFA except:
(1)
to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)
where no consideration is or will be given for the transfer;

(3)
where the transfer is by operation of law;

(4)
as specified in Section 276(7) of the SFA; or

(5)
as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares of our common stock, we have determined, and hereby notify, all relevant persons (as defined in Section 309A(1) of the SFA), that shares of our common stock are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of common stock.
Accordingly, the shares of common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.
For Qualified Institutional Investors (“QII”)
Please note that the solicitation for newly issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred to QIIs.
For Non-QII Investors
Please note that the solicitation for newly issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred en bloc without subdivision to a single investor.

Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act and has not been lodged with the Australian Securities and Investments Commission.
Any offer in Australia of the shares of common stock may only be made to persons (“Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of common stock without disclosure to investors under Chapter 6D of the Corporations Act.
The shares of common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document that complies with Chapter 6D of the Corporations Act. Any person acquiring shares of common stock must observe such Australian on-sale restrictions.
This prospectus supplement contains general information only and does not take into account the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate for their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS
The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California. Certain legal matters in connection with the offering will be passed upon for the underwriter by Latham & Watkins LLP, Washington, District of Columbia.
EXPERTS
The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and the effectiveness of Certara, Inc. and subsidiaries internal control over financial reporting have been audited by CohnReznick LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of the registration statement and therefore do not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules. Statements in this prospectus supplement and the accompanying prospectus about the contents of any contract, agreement or other document are not necessarily complete and in each instance that a copy of such contract, agreement or document has been filed as an exhibit to the registration statement, we refer you to the copy that we have filed as an exhibit.
We file annual, quarterly and current reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. Our filings with the SEC, including the filings that are incorporated by reference to this prospectus supplement, are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on, or accessible through, our website at www.certara.com. The information contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference herein and is not part of this prospectus supplement or the registration statement of which this prospectus supplement is a part. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.
We intend to make available to our common stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.
INCORPORATION BY REFERENCE
The rules of the SEC allow us to incorporate information into this prospectus supplement and the accompanying prospectus by reference. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement. We incorporate by reference the documents listed below (other than any portions thereof, which under the Exchange Act and applicable SEC rules, are not deemed “filed” under the Exchange Act):
•
our Annual Report on Form 10-K for the year ended December 31, 2021;

•
our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022, filed with the SEC on May 5, 2022 and August 9, 2022;

•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 from our Definitive Proxy Statement on Schedule 14A filed on April 7, 2022 and supplemental material filed on April 13, 2022; and

•
our Current Reports on Form 8-K, filed with the SEC on March 30, 2022, April 7, 2022, May 19, 2022, July 13, 2022 and July 25, 2022.

If we have incorporated by reference any statement or information in this prospectus supplement and we subsequently modify that statement or information with information contained in this prospectus supplement, the statement or information previously incorporated in this prospectus supplement is also modified or superseded in the same manner.
We will provide without charge to each person to whom a copy of this prospectus supplement has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing to us at:
Investor Relations
100 Overlook Center, Suite 101
Princeton, NJ 08540
e-mail: ir@certara.com
Exhibits to any documents incorporated by reference in this prospectus supplement will not be sent, however, unless those exhibits have been specifically referenced in this prospectus supplement.

PROSPECTUS
43,664,168 Shares
Certara, Inc.
Common Stock
This prospectus relates to the offer and sale from time to time of up to 43,664,168 shares of Certara, Inc. common stock, $0.01 par value per share, by the selling stockholders identified in this prospectus or in supplements to this prospectus. See “Selling Stockholders.” The registration of the shares of common stock to which this prospectus relates does not require the selling stockholders to sell any of their shares of our common stock.
We will not receive any proceeds from the sale of the shares by the selling stockholders, but we have agreed to pay certain registration expenses, other than underwriting discounts and commissions. The selling stockholders from time to time may offer and sell the shares held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. For more information, see “Plan of Distribution.”
Our common stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “CERT.” On May 19, 2022, the last reported sale price of our common stock as reported on Nasdaq was $19.65 per share.
Investing in our common stock involves risks. Before making a decision to invest in our common stock, you should refer to the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings and in other information that we file with the Securities and Exchange Commission (the “SEC”). See “Risk Factors” on page 6 of this prospectus.
Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated May 19, 2022.

You should rely only on the information contained or incorporated by reference in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus we may authorize to be delivered or made available to you. Neither we nor the selling stockholders or the underwriters, if any, have authorized anyone to provide you with information or to make any representations different from those contained or incorporated by reference in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Neither we nor the selling stockholders or the underwriters, if any, take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. This prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus is an offer to sell only the shares offered hereby from time to time, but only under circumstances where it is lawful to do so. The selling stockholders are not offering to sell shares of our common stock in any jurisdiction where an offer or sale is not permitted. The information contained in or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus or any sale of shares of our common stock.
This prospectus is part of a shelf registration statement that we have filed with the SEC using a “shelf” registration process. Under the shelf registration process, the selling stockholders may, from time to time, offer and sell the shares of common stock described in this prospectus and in any accompanying prospectus supplement in one or more transactions. This prospectus provides you with a general description of the shares of common stock the selling stockholders may offer. Each time the selling stockholders sell shares of our common stock using this prospectus, to the extent necessary, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the number of shares being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. To the extent that any statement made in an accompanying prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the accompanying prospectus supplement. You should read both this prospectus and any prospectus supplement together, along with the information incorporated by reference herein or therein and any free writing prospectus prepared by us or on our behalf.
For investors outside of the United States, neither we nor the selling stockholders or the underwriters, if any, have done anything that would permit the offering, possession or distribution of this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering, possession or the distribution of this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus outside of the United States.

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PROSPECTUS SUMMARY
This summary highlights information contained elsewhere or incorporated by reference in this prospectus or any prospectus supplement and does not contain all of the information you should consider before investing in shares of our common stock. You should read this entire prospectus, any prospectus supplement and the documents incorporated herein or therein carefully, including the section entitled “Risk Factors” and the financial statements and the related notes incorporated by reference into this prospectus, before you decide to invest in shares of our common stock.
Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Company,” “Certara,” “we,” “us” and “our” means Certara, Inc. and its consolidated subsidiaries.
Our Company
We accelerate medicines to patients using biosimulation software, technology, and services to transform traditional drug discovery and development.
Biosimulation is a powerful technology used to conduct virtual trials using virtual patients to predict how drugs behave in different individuals. Biopharmaceutical companies use our proprietary biosimulation software throughout drug discovery and development to inform critical decisions that not only save significant time and money but also advance drug safety and efficacy, improving millions of lives each year.
As a global leader in biosimulation based on 2021 revenue, we provide an integrated, end-to-end platform used by more than 2,000 clients including biopharmaceutical companies, regulatory agencies and academic institutions across 62 countries, including 38 of the top 40 biopharmaceutical companies by research and development (“R&D”) spend in 2020. Since 2014, customers who use our biosimulation software and technology-driven services have received 90% of all new drug approvals by the U.S. Food and Drug Administration (“FDA”). Moreover, 17 global regulatory authorities license our biosimulation software to independently analyze, verify, and review regulatory submissions, including the FDA, Health Canada, Japan’s Pharmaceuticals and Medical Devices Agency (“PMDA”), and China’s National Medical Products Administration. Demand for our offerings continues to expand rapidly.
While traditional drug development has led to meaningful therapies, such as vaccines and chemotherapy, many patients still wait for life-saving medicines, which can take more than 10 years and $2 billion to bring to market. Change is necessary to continue delivering remarkable gains in human health at an accelerated pace. We believe that biosimulation enables this change.
We build our biosimulation technology on first principles of biology, chemistry, and pharmacology with proprietary mathematical algorithms that model how medicines and diseases behave in the body. For over two decades, we have honed and validated our biosimulation technology with an abundance of data from scientific literature, lab research, and preclinical and clinical studies. In turn, our customers use biosimulation to conduct virtual trials to answer critical questions, such as: What will be the human response to a drug based on preclinical data? How will other drugs interfere with this new drug? What is a safe and efficacious dose for children, the elderly, or patients with pre-existing conditions? Virtual trials may be used to optimize dosing on populations that are otherwise difficult to study for ethical or logistical reasons, such as infants, pregnant women, the elderly, and cancer patients.
The benefits of biosimulation are significant. One of our customers, a top ten global biopharmaceutical company by R&D spend, estimated that they saved more than half a billion dollars over three years using biosimulation to inform key decisions. Biosimulation can reduce the size of and cost of human trials, the most expensive and time-consuming part of drug development, and in some cases, eliminate certain human trials completely. An analysis published on Applied Clinical Trials Online, to which we contributed, estimated that $1 billion was saved in clinical trial costs using biosimulation for a cancer drug due to consistently shorter completion times in the later phase clinical trials.
We develop and apply our biosimulation technology throughout drug discovery and development with what we believe to be the largest and best team of scientists with deep expertise in biosimulation. Our scientists are recognized key opinion leaders who are at the forefront of the science and technology underpinning the rapidly emerging biosimulation field. We have collaborated on more than 5,000 customer projects in the past decade in therapeutic areas ranging from cancer and hematology to diabetes and hundreds of rare diseases. Over the past year, we have worked on more than 35 programs on vaccines and therapeutics to combat COVID-19.
Biosimulation results need to be incorporated into regulatory documents for compelling submissions. Accordingly, we provide regulatory science solutions and integrate them with biosimulation, so that our customers can navigate the complex and evolving regulatory landscape and maximize their chances of approval. Our differentiated regulatory services are powered by submissions management software and natural language processing for scalability and speed, allowing us to deliver more than 250 regulatory submissions over the past four years. Our team of regulatory professionals has extensive experience applying industry guidelines and global regulatory requirements. In addition, in October 2021, we completed the acquisition of Pinnacle 21, LLC (“Pinnacle”), which develops advanced software for standards-based data management for regulatory submission. Pinnacle enhances our software offerings in data management and the regulatory drug approval process that accelerates the speed and efficiency of developing and bringing drugs to market. Pinnacle’s products are used by the FDA and Japan’s PMDA to review the quality of submissions.
The final hurdle to delivering medicines to patients is market access, defined as strategies, processes, and activities to ensure that therapies are available to patients at the right price. We believe that biosimulation and market access will continue to be increasingly intertwined as health systems and countries move toward outcomes-based pricing. We have expanded into market access solutions, which help our customers understand the real-world impact of therapies and dosing regimens earlier in the process and effectively communicate this to payors and health authorities. Our solutions are underpinned by software as a service-based value communication tools.
We have a proven track record of steady growth, driven by higher adoption of biosimulation, expansion of our technology portfolio, strategic acquisitions, and cross-selling of biosimulation, regulatory science, and market access solutions across our end-to-end platform:
•
From 2020 to 2021, our revenue increased by 17% from $243.5 million to $286.1 million.

•
The number of customers with Annual Customer Value of $100,000 or more in revenue increased from 261 in 2020 to 299 in 2021.

We believe that biosimulation is at an inflection point, driven by increasing global regulatory adoption and advancements in technology. We believe we are well-positioned to capture the significant market opportunity ahead of us. Our growth strategy is to build out the depth and breadth of our scalable, end-to-end biopharmaceutical platform to advance all stages of the continuum, from discovery and development to regulatory submission and market access. We continue to innovate and introduce new functionality and uses of biosimulation and technology-enabled solutions. We increasingly integrate the science and data we obtain across this end-to-end platform to inform critical decisions. We further reduce the cost and time of human trials to materially accelerate the speed of development and availability of therapies to patients worldwide. As exciting, new research areas arise, we attract and hire specialized talent and acquire businesses to expand our offerings to address these market opportunities.
With continued innovation in and adoption of our biosimulation software, technology, and services, we believe more biopharmaceutical companies worldwide will leverage more of our end-to-end platform to reduce cost, accelerate speed to market, and ensure safety and efficacy of medicines for all patients.
For a description of our business, financial condition, results of operations and other important information regarding Certara, we refer you to our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”
Certara, Inc. was incorporated in Delaware on June 27, 2017. Our principal executive offices are located at 100 Overlook Center, Suite 101, Princeton, New Jersey 08540. Our telephone number is (609) 716-7900. Our website address is www.certara.com. Information contained in, or that can be accessed through, our website does not constitute part of this prospectus, and inclusion of our website address in this prospectus and the information incorporated by reference is intended to be an inactive textual reference only.

Summary of Risk Factors
We are providing the following summary of the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2021 (“Annual Report on Form 10-K”) to enhance the readability and accessibility of our risk factor disclosures. We encourage you to carefully review the full risk factors contained in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, in their entirety for additional information regarding the material factors that make an investment in our securities speculative or risky. Some of the factors, risks and uncertainties that might materially affect the forward-looking statements contained herein and may make an investment in our securities speculative or risky include, but are not limited to, the following:
•
our ability to compete within our market;

•
any deceleration in, or resistance to, the acceptance of model-informed biopharmaceutical discovery;

•
changes or delays in government regulation relating to the biopharmaceutical industry;

•
increasing competition, regulation and other cost pressures within the pharmaceutical and biotechnology industries;

•
trends in R&D spending, the use of third parties by biopharmaceutical companies and a shift toward more R&D occurring at smaller biotechnology companies;

•
our ability to successfully enter new markets, increase our customer base and expand our relationships with existing customers;

•
our ability to retain key personnel or recruit additional qualified personnel;

•
consolidation within the biopharmaceutical industry;

•
reduction in the use of our products by academic institutions;

•
pricing pressures due to increased customer utilization of our products;

•
the occurrence of natural disasters and epidemic diseases, including the ongoing COVID-19 pandemic, which may result in delays or cancellations of customer contracts or decreased utilization by our employees;

•
any delays or defects in our release of new or enhanced software or other biosimulation tools;

•
failure of our existing customers to renew their software licenses or any delays or terminations of contracts or reductions in scope of work by our existing customers;

•
our ability to accurately estimate costs associated with our fixed-fee contracts;

•
risks related to our contracts with government customers, including the ability of third parties to challenge our receipt of such contracts;

•
our ability to sustain recent growth rates;

•
any future acquisitions and our ability to successfully integrate such acquisitions;

•
the accuracy of our addressable market estimates;

•
the length and unpredictability of our software and service sales cycles;

•
our ability to successfully operate a global business;

•
our ability to comply with applicable anti-corruption, trade compliance and economic sanctions laws and regulations;

•
risks related to litigation against us;

•
the adequacy of our insurance coverage and our ability to obtain adequate insurance coverage in the future;

•
our ability to perform our services in accordance with contractual requirements, regulatory standards and ethical considerations;

•
the loss of more than one of our major customers;

•
our future capital needs;

•
the ability or inability of our bookings to accurately predict our future revenue and our ability to realize the anticipated revenue reflected in our backlog;

•
any disruption in the operations of the third-party providers who host our software solutions or any limitations on their capacity or interference with our use;

•
our ability to reliably meet our data storage and management requirements, or the experience of any failures or interruptions in the delivery of our services over the internet;

•
our ability to comply with the terms of any licenses governing our use of third-party open source software utilized in our software solutions;

•
any breach of our security measures or unauthorized access to customer data;

•
our ability to comply with applicable privacy and data security laws;

•
our ability to adequately enforce or defend our ownership and use of our intellectual property and other proprietary rights;

•
any allegations that we are infringing, misappropriating or otherwise violating a third party’s intellectual property rights;

•
our ability to meet the obligations under our current or future indebtedness as they become due and have sufficient capital to operate our business and react to changes in the economy or industry;

•
any limitations on our ability to pursue our business strategies due to restrictions under our current or future indebtedness or inability to comply with any restrictions under such indebtedness;

•
any impairment of goodwill or other intangible assets;

•
our ability to use our net operating losses (“NOLs”) and R&D tax credit carryforwards to offset future taxable income;

•
the accuracy of our estimates and judgments relating to our critical accounting policies and any changes in financial reporting standards or interpretations;

•
any inability to design, implement, and maintain effective internal controls when required by law, or inability to timely remediate internal controls that are deemed ineffective; and

•
the other factors discussed under “Risk Factors” in this prospectus and our Annual Report on Form 10-K.

The Offering
Common stock offered by the selling stockholders
Up to 43,664,168 shares of common stock.
Common stock outstanding as of May 16, 2022
159,843,614 shares of common stock. Does not reflect 2,356,355 shares of common stock underlying restricted stock units outstanding; 706,266 shares of common stock underlying performance stock units outstanding; 16,542,770 shares of common stock available for future issuance under the Company’s 2020 Incentive Plan; and 1,700,000 shares of common stock available for future issuance under the Company’s 2020 Employee Stock Purchase Plan.
Use of proceeds
The selling stockholders will receive all of the proceeds of the sale of shares of common stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of common stock that may be sold from time to time pursuant to this prospectus.
Dividend policy
We currently do not intend to declare any dividends on our common stock in the foreseeable future. Our ability to pay dividends on our common stock is limited by the covenants of our credit agreement governing our credit facilities.
Risk factors
Investing in our common stock involves a high degree of risk. Before making a decision to invest in our common stock, you should refer to the risk factors contained in or incorporated by reference under “Risk Factors” on page 6 of this prospectus and under similar headings in other documents that are incorporated by reference herein.
Nasdaq symbol
“CERT”

RISK FACTORS
Investing in our common stock involves risks. You should carefully consider the risks and uncertainties described in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, as the same may be updated from time to time by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You should also carefully consider the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before acquiring any shares of our common stock. These risks could materially affect our business, results of operations or financial condition and cause the value of our common stock to decline. You could lose all or part of your investment.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements made herein or incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Such forward-looking statements reflect, among other things, our current expectations and anticipated results of operations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, market trends or industry results to differ materially from those expressed or implied by such forward-looking statements. Therefore, any statements contained and incorporated by reference herein that are not statements of historical fact may be forward-looking statements and should be evaluated as such. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “should,” “expect,” “might,” “intend,” “will,” “estimate,” “anticipate,” “plan,” “believe,” “predict,” “potential,” “continue,” “suggest,” “project” or “target” or the negatives of these terms or variations of them or similar terminology. These forward-looking statements are contained or incorporated by reference throughout this prospectus and the information incorporated by reference.
We base these forward-looking statements on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances at this time. As you read and consider this prospectus and the information incorporated by reference, you should understand that these statements are not guarantees of performance or results. The forward-looking statements contained and incorporated by reference herein are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements. Although we believe that these forward-looking statements are based on reasonable assumptions at the time they are made, actual results might differ materially from those expressed in the forward-looking statements. Factors that might materially affect such forward-looking statements and projections include:
•
our ability to compete within our market;

•
any deceleration in, or resistance to, the acceptance of model-informed biopharmaceutical discovery;

•
changes or delays in government regulation relating to the biopharmaceutical industry;

•
increasing competition, regulation and other cost pressures within the pharmaceutical and biotechnology industries;

•
trends in R&D spending, the use of third parties by biopharmaceutical companies and a shift toward more R&D occurring at smaller biotechnology companies;

•
our ability to successfully enter new markets, increase our customer base and expand our relationships with existing customers;

•
our ability to retain key personnel or recruit additional qualified personnel;

•
consolidation within the biopharmaceutical industry;

•
reduction in the use of our products by academic institutions;

•
pricing pressures due to increased customer utilization of our products;

•
the occurrence of natural disasters and epidemic diseases, including the ongoing COVID-19 pandemic, which may result in delays or cancellations of customer contracts or decreased utilization by our employees;

•
any delays or defects in our release of new or enhanced software or other biosimulation tools;

•
failure of our existing customers to renew their software licenses or any delays or terminations of contracts or reductions in scope of work by our existing customers;

•
our ability to accurately estimate costs associated with our fixed-fee contracts;

•
risks related to our contracts with government customers, including the ability of third parties to challenge our receipt of such contracts;

•
our ability to sustain recent growth rates;

•
any future acquisitions and our ability to successfully integrate such acquisitions;

•
the accuracy of our addressable market estimates;

•
the length and unpredictability of our software and service sales cycles;

•
our ability to successfully operate a global business;

•
our ability to comply with applicable anti-corruption, trade compliance and economic sanctions laws and regulations;

•
risks related to litigation against us;

•
the adequacy of our insurance coverage and our ability to obtain adequate insurance coverage in the future;

•
our ability to perform our services in accordance with contractual requirements, regulatory standards and ethical considerations;

•
the loss of more than one of our major customers;

•
our future capital needs;

•
the ability or inability of our bookings to accurately predict our future revenue and our ability to realize the anticipated revenue reflected in our backlog;

•
any disruption in the operations of the third-party providers who host our software solutions or any limitations on their capacity or interference with our use;

•
our ability to reliably meet our data storage and management requirements, or the experience of any failures or interruptions in the delivery of our services over the internet;

•
our ability to comply with the terms of any licenses governing our use of third-party open source software utilized in our software solutions;

•
any breach of our security measures or unauthorized access to customer data;

•
our ability to comply with applicable privacy and data security laws;

•
our ability to adequately enforce or defend our ownership and use of our intellectual property and other proprietary rights;

•
any allegations that we are infringing, misappropriating or otherwise violating a third party’s intellectual property rights;

•
our ability to meet the obligations under our current or future indebtedness as they become due and have sufficient capital to operate our business and react to changes in the economy or industry;

•
any limitations on our ability to pursue our business strategies due to restrictions under our current or future indebtedness or inability to comply with any restrictions under such indebtedness;

•
any impairment of goodwill or other intangible assets;

•
our ability to use our NOLs and R&D tax credit carryforwards to offset future taxable income;

•
the accuracy of our estimates and judgments relating to our critical accounting policies and any changes in financial reporting standards or interpretations;

•
any inability to design, implement, and maintain effective internal controls when required by law, or inability to timely remediate internal controls that are deemed ineffective; and

•
the other factors disclosed or incorporated by reference in this prospectus.

These cautionary statements should not be construed by you to be exhaustive and speak only as of the date the statements are made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further discussion of the risks relating to our business, see the section titled “Risk Factors.”

TRADEMARKS AND SERVICE MARKS
The Certara design logo, “Certara,” and our other registered or common law trademarks, service marks or trade names contained herein or incorporated by reference are our property. Solely for convenience, we may refer to trademarks, tradenames, and service marks in this prospectus and in the information incorporated by reference without the ®, TM, and SM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, tradenames, and service marks. This prospectus contains additional trademarks, tradenames, and service marks of other companies that are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply relationships with, or endorsement or sponsorship of us by, these other companies.
USE OF PROCEEDS
The selling stockholders will receive all of the proceeds of the sale of shares of common stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of common stock that may be sold from time to time pursuant to this prospectus.

SELLING STOCKHOLDERS
On December 15, 2020, we completed our initial public offering (our “IPO”). In connection with our IPO, we entered into an amended and restated registration rights agreement with EQT Avatar Parent L.P. (the “EQT Investor”) and certain other stockholders (collectively, the “selling stockholders”) party thereto providing them with certain registration rights with respect to our common stock. This prospectus covers 43,664,168 shares of our common stock that may be offered for resale by affiliates of the selling stockholders or their pledgees, donees, transferees or other successors in interest. For more information about our relationships with the selling stockholders and their affiliates, see our Annual Report on Form 10-K which is incorporated herein by reference.
The following table sets forth information as of May 16, 2022, with respect to the selling stockholders and the shares of our common stock beneficially owned by the selling stockholders that may from time to time be offered or sold pursuant to this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. Information concerning the selling stockholders may change from time to time, and any changed information will be set forth in supplements to this prospectus or a post-effective amendment to the registration statement to which this prospectus relates if and when necessary. The selling stockholders may offer all, some or none of their shares of common stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of common stock. In addition, the selling stockholders may have sold or transferred, in transactions pursuant to this prospectus or otherwise, some or all of their shares since the date as of which the information is presented in the table below. Information concerning the selling stockholders may change from time to time and any such changed information will, if required, be set forth in supplements to this prospectus or post-effective amendments to the registration statement of which this prospectus is a part, as may be appropriate.
	Shares of Common Stock Beneficially Owned		Shares of Common Stock that May be Offered for Resale	Shares of Common Stock Beneficially Owned After the Sale of the Maximum Number of Shares of Common Stock
Name	Number of Shares	Percent of Common Stock Outstanding		Number of Shares	Percent of Common Stock Outstanding
EQT Investor(1)	37,458,939	23.4%	37,458,939	—	—
Santo Holding (Deutschland) GmbH(2)	2,626,479	1.6%	2,626,479	—	—
Kirkbi Invest A/S(3)	1,339,504	*	1,339,504	—	—
Mason P. Slaine	1,335,738	*	1,335,738	—	—
Monte Rosa Opportunities, SICAV-SIF(4)	901,407	*	901,407	—	—
Additional selling stockholder (1 person)	2,101	*	2,101	—	—

(1)
Consists of shares of common stock held directly by the EQT Investor. EQT Avatar Parent GP LLC (“Avatar Parent GP”) is the general partner of the EQT Investor. Several investment vehicles collectedly make up the fund known as “EQT VII.” EQT VII owns 100% of the membership interests in Avatar Parent GP. EQT Fund Management S.à.r.l. (“EFMS”) has exclusive responsibility for the management and control of the business and affairs of investment vehicles which constitute the majority of the total commitments to EQT VII. As such, EFMS has the power to control Avatar Parent GP’s voting and investment decisions and may be deemed to have beneficial ownership of the securities held by the EQT Investor. EFMS is overseen by a board that acts by majority approval. The individual members of such board are Joshua Stone, Adam Larsson, Nicholas Curwen, Peter Veldman and James Arrol. The registered address of the EQT Investor, Avatar Parent GP, and EFMS is 26A, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg.

(2)
The common shares of Santo Holding (Deutschland) GmbH, Germany are directly held by Santo Holding AG, Switzerland (89.60%) and ATHOS KG, Germany (10.40%). ATHOS KG holds indirectly via ATHOS Beteiligung GmbH, Germany 100% of the common shares of Santo Holding AG.

Consequently ATHOS KG has directly/indirectly 100% ownership in Santo Holding (Deutschland) GmbH. Thomas Peter Maier is Managing Director of Santo Holding (Deutschland) GmbH. Thomas Peter Maier is authorized to represent the company alone. Thomas Maier is General Partner of ATHOS KG and authorized to represent ATHOS KG alone. ATHOS KG is owned by ten individual natural persons. The individuals above 10% ownership in ATHOS KG are Dr. Andreas Strüngmann, Dr. Thomas Strüngmann, Nicole Strüngmann and Florian Strüngmann. Shareholder resolutions are generally passed with a simple majority of the votes cast. The mailing address for ATHOS KG and Santo Holding (Deutschland) GmbH is Bergfeldstraße 9, 83607 Holzkirchen  —  Germany.
(3)
KIRKBI Invest A/S is the investment vehicle of KIRKBI A/S. Mr. Kjeld Kirk Kristiansen has the majority of the voting rights in KIRKBI A/S and as such Mr. Kjeld Kirk Kristiansen has the power to appoint all board members and thereby indirectly control the voting and investment decisions of KIRKBI Invest A/S and he may be deemed to have beneficial ownership of the securities held by KIRKBI Invest A/S. The mailing address for the entity referenced above is Koldingvej 2, DK-7190 Billund, Denmark.

(4)
Includes 901,407 shares of our common stock held of record by Monte Rosa Opportunities, SICAV-SIF and governed by Pictet Alternative Advisors (Europe) S.A. Pictet Alternative Advisors (Europe) S.A. has the power to control Monte Rosa Opportunities, SICAV-SIF’s voting and investment decisions and may be deemed to have beneficial ownership of the 901,407 shares of our common stock held of record by Monte Rosa Opportunities, SICAV-SIF. Pictet Alternative Advisors (Europe) S.A. is exercising the voting rights and taking the investment decisions on behalf of Monte Rosa Opportunities, through its conducting officers: Mr. Michaël Durand; Mr. Sorin Sandulescu; and Mr. Christophe Fasbender. The address for each of Pictet Alternative Advisors (Europe) S.A. and Monte Rosa Opportunities SICAV-SIF is 15 Avenue J.F. Kennedy, L-1855 Luxembourg.

DESCRIPTION OF CAPITAL STOCK
General
The following description summarizes the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws. For a complete description of our capital stock, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws and the applicable provisions of Delaware laws.
Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”). Our authorized capital stock consists of 600,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. No shares of preferred stock will be issued or outstanding immediately after the offering contemplated by this prospectus. Unless our board of directors determines otherwise, we will issue all shares of our common stock in uncertificated form.
Common Stock
Holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our common stock do not have cumulative voting rights in the election of directors.
Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and subject to the rights of the holders of one or more outstanding series of preferred stock having liquidation preferences, if any, or the right to participate with the common stock, the holders of our common stock are entitled to receive pro rata our remaining assets available for distribution. Holders of our common stock do not have preemptive, subscription, redemption sinking fund or conversion rights. The common stock is not subject to further calls or assessment by us. All shares of our common stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock are subject to those of the holders of any shares of our preferred stock or any series or class of stock we may authorize and issue in the future.
Preferred Stock
Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by the Nasdaq rules, the authorized shares of preferred stock are available for issuance without further action by you, and holders of our common stock are not entitled to vote on any amendment to our amended and restated certificate of incorporation that relates solely to the terms of any outstanding shares of preferred stock, if the holders of such shares of preferred stock are entitled to vote thereon. Our board of directors is authorized to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:
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the designation of the series;

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the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class of stock) or decrease (but not below the number of shares then outstanding);

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whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

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the dates at which dividends, if any, will be payable;

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redemption rights and price or prices, if any, for shares of the series;

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the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

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the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our Company;

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whether the shares of the series will be convertible into shares of any other class or series of the stock of our Company, or any other security of our Company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

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restrictions on the issuance of shares of the same series or of any other class or series of our capital stock; and

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the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for their common stock over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock, including, without limitation, by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.
Dividends
Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to the rights of the holders or one or more outstanding series of our preferred stock.
The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equal the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of such dividends, if any, will be dependent upon our financial condition, operations, compliance with applicable law, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, contractual restrictions, business prospects, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant.
We do not expect to declare or pay any dividends on our common stock in the foreseeable future. In addition, our ability to pay dividends on our common stock is limited by the covenants of our existing credit agreement and may be further restricted by the terms of any future debt or preferred securities. See Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Credit Facilities” of our Annual Report on Form 10-K and Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and “— Indebtedness” of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022.
Annual Stockholder Meetings
Our amended and restated certificate of incorporation and our amended and restated bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors or a duly authorized committee thereof. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.
Effects of Our Certificate of Incorporation and Bylaws
and Certain Provisions of Delaware Law
Our amended and restated certificate of incorporation, our amended and restated bylaws and the DGCL contain provisions (which are summarized in the following paragraphs) that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of our Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which apply so long as our common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
Our board of directors may generally issue one or more series of preferred shares on terms calculated to discourage, delay or prevent a change of control of our Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock are available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.
One of the effects of the existence of authorized and unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Classified Board of Directors
Our amended and restated certificate of incorporation provides that, subject to the right of holders of any series of preferred stock, our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual meeting of stockholders. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors; however, if at any time EQT owns at least 40% in voting power of the then-outstanding shares of stock of our Company entitled to vote generally in the election of directors, the stockholders may also fix the number of directors.
Business Combinations
We have opted out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
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prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares;

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at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder; or

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the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of sufficient ownership to cease to be an interested stockholder and (ii) had not been an interested stockholder but for the inadvertent acquisition of ownership within three years of the business combination.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with our company for a three-year period. This provision may encourage companies interested in acquiring our Company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Our amended and restated certificate of incorporation provides that EQT, and any of its direct or indirect transferees and any group as to which such persons or entities are a party, do not constitute “interested stockholders” for purposes of this provision.
Removal of Directors; Vacancies
Under the DGCL, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation provides that, other than directors elected by holders of our preferred stock, if any, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of our company entitled to vote thereon, voting together as a single class. In addition, our amended and restated certificate of incorporation provides that, subject to the rights granted to one or more series of preferred stock then outstanding or the rights granted pursuant to the stockholders agreement, any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director (and not by the stockholders). Our amended and restated certificate of incorporation provides that the board of directors may increase the number of directors by the affirmative vote of a majority of the directors.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the then-outstanding shares of our stock entitled to vote generally in the election of directors are able to elect all of our directors.
Special Stockholder Meetings
Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors or the chairman of the board of directors. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our Company.
Requirements for Advance Notification of Director Nominations and Stockholder Proposals
Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be properly brought before a meeting of our stockholders, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. Our amended and restated bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also deter, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our Company.
Stockholder Action by Written Consent
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation precludes stockholder action by written consent, other than certain rights that holders of our preferred stock may have to act by consent.
Supermajority Provisions
Our amended and restated certificate of incorporation and our amended and restated bylaws provide that the board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our amended and restated bylaws without a stockholder vote in any matter not inconsistent with Delaware law or our amended and restated certificate of incorporation. Any amendment, alteration, rescission, change, addition or repeal of our amended and restated bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of our Company entitled to vote thereon, voting together as a single class.
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
Our amended and restated certificate of incorporation provides that the following provisions in our amended and restated certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of our Company entitled to vote thereon, voting together as a single class:
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the provision requiring a 66 2/3% supermajority vote for stockholders to amend our bylaws;

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the provisions providing for a classified board of directors (the election and term of our directors);

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the provisions regarding resignation and removal of directors;

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the provisions regarding competition and corporate opportunities;

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the provisions regarding Section 203 of the DGCL and entering into business combinations with interested stockholders;

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the provisions regarding stockholder action by written consent;

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the provisions regarding calling annual or special meetings of stockholders;

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the provisions regarding filling vacancies on our board of directors and newly created directorships;

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the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

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the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

The combination of the classification of our board of directors, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.
These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management or our company, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management of our Company.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation with our Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the incident to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Exclusive Forum
Our amended and restated certificate of incorporation provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our company, (ii) action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of our company to our company or our company’s stockholders, (iii) action asserting a claim against our company or any current or former director, officer, employee or stockholder of our company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws (as either may be amended from time to time) or (iv) action asserting a claim governed by the internal affairs doctrine of the State of Delaware. Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. Although our amended and restated certificate of incorporation contains the exclusive forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, any business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, none of EQT or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar business activities or lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that EQT or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself, or its, his or her, affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our amended and restated certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of our company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions.
Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of certain fiduciary duties as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated a law during the performance of his or her duties, fiduciary or otherwise, owed to us, authorized illegal dividends, repurchases or redemptions or derived an improper benefit from his or her actions as a director.
Our amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, any investment in our common stock may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
We have entered into an indemnification agreement with each of our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under the DGCL against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.
Listing
Our common stock is listed on The Nasdaq Global Select Market under the symbol “CERT.”

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO
NON-U.S. HOLDERS
The following is a summary of certain United States federal income and estate tax consequences of the ownership and disposition of our common stock. This summary deals only with common stock that is held as a capital asset by a non-U.S. holder (as defined below).
A “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:
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an individual citizen or resident of the United States;

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a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is subject to United States federal income taxation regardless of its source; or

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a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with the Medicare contribution tax on net investment income or any foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.
If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.
If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership and disposition of our common stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.
Dividends
In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “— Gain on Disposition of Common Stock”).

Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition of Common Stock
Subject to the discussions of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the sale or other disposition of our common stock generally will not be subject to United States federal income or withholding tax unless:
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the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

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the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

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we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.
Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.
Federal Estate Tax
Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding
Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our common stock to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. FATCA withholding may also apply to payments of gross proceeds of dispositions of our common stock, although under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

PLAN OF DISTRIBUTION
The selling stockholders, and their pledgees, donees, transferees or other successors in interest, may from time to time offer and sell, separately or together, shares of common stock covered by this prospectus. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares of common stock necessarily will be offered or sold.
The shares of common stock covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:
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on Nasdaq (including through at-the-market offerings);

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in the over-the-counter market;

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in privately negotiated transactions;

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through broker-dealers, who may act as agents or principals;

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through one or more underwriters on a firm commitment or best-efforts basis;

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in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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through put or call option transactions relating to the shares of common stock;

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directly to one or more purchasers;

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through agents; or

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in any combination of the above.

In effecting sales, brokers or dealers engaged by us and/or the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:
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purchases of the shares of common stock by a broker-dealer as principal and resales of the shares of common stock by the broker-dealer for its account pursuant to this prospectus;

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ordinary brokerage transactions; or

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transactions in which the broker-dealer solicits purchasers on a best efforts basis.

The selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the common stock covered by this prospectus. At any time a particular offer of the shares of common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such prospectus supplement. To the extent required, any such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.
To the extent required, the applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the common stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.
If the selling stockholders utilize a dealer in the sale of the securities being offered pursuant to this prospectus, the selling stockholders will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

The selling stockholders may also authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities at the public offering price set forth in the revised prospectus or prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commission that the selling stockholders must pay for solicitation of these contracts will be described in a revised prospectus or prospectus supplement, to the extent such revised prospectus or prospectus supplement is required.
In connection with the sale of the shares of common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.
Any underwriters, broker/dealers or agents participating in the distribution of the shares of common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker/dealers or agents may be deemed to be underwriting commissions under the Securities Act.
We and the selling stockholders may agree to indemnify underwriters, broker-dealers or agents against certain liabilities, including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker/dealers or agents may be required to make.
Certain of the underwriters, broker/dealers or agents who may become involved in the sale of the shares of common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.
Some of the shares of common stock covered by this prospectus may be sold by selling stockholders in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

LEGAL MATTERS
The validity of the shares of common stock will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California. Additional legal matters may be passed upon for us, the selling stockholders or any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of the Company for the three years ended December 31, 2021 have been audited by CohnReznick LLP, an independent registered public accounting firm, as stated in their report appearing in the Company’s Annual Report on Form 10-K, which is incorporated herein by reference. Such consolidated financial statements have been incorporated herein in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file reports and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov as well as the Certara Investor Relations website at https://ir.certara.com; however, information on, or accessible through, our website is not part of this prospectus.
We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov as well as the Certara Investor Relations website at https://ir.certara.com. The information contained on our corporate website or any other website maintained by us is not part of this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part except to the extent that SEC filings on such websites are otherwise incorporated by reference herein. We will provide to you a copy of any or all of the filings incorporated by reference in this prospectus and any other documents referred to in this prospectus, the applicable prospectus supplement or any applicable free writing prospectus, free of charge. To request a copy of any such filing or other document, you should write:
Investor Relations
100 Overlook Center, Suite 101
Princeton, NJ 08540
e-mail: ir@certara.com
This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act and does not contain all of the information in such registration statement. You may read or obtain a copy of the registration statement, including the exhibits thereto, from the SEC or us as described above.

INFORMATION INCORPORATED BY REFERENCE
The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below:
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our Annual Report on Form 10-K;

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our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on May 5, 2022;

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the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 from our Definitive Proxy Statement on Schedule 14A filed on April 7, 2022 and supplemental material filed on April 13, 2022;

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our Current Reports on Form 8-K, filed with the SEC on March 30, 2022 and April 7, 2022; and

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all other documents filed by us under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offerings to which this prospectus relates (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein).

If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.
You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC as noted above in “Where You Can Find More Information.”

7,000,000 Shares
COMMON STOCK

PROSPECTUS SUPPLEMENT

Morgan Stanley
August 11, 2022